As filed with the Securities and Exchange Commission on April 24, 2026

Registration No. 333-285655

Registration No. 333-276459

Registration No. 333-269816

Registration No. 333-266958

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 (No. 333-285655)

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 (No. 333-276459)

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 (No. 333-269816)

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 (No. 333-266958)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENTI BIOSCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	2 Corporate Drive, First Floor South San Francisco, CA 94080 Telephone: (650) 382-3281	42-1912154 (IRS Employer Identification No.)

Senti Biosciences, Inc. Amended and Restated 2022 Equity Incentive Plan

Senti Biosciences, Inc. Amended and Restated 2016 Stock Incentive Plan

Senti Biosciences, Inc. 2022 Employee Stock Purchase Plan

Senti Biosciences, Inc. Amended and Restated 2022 Inducement Plan

(Full title of the plans)

Timothy Lu, M.D., Ph.D

Chief Executive Officer

Senti Biosciences Holdings, Inc.

2 Corporate Drive, First Floor

South San Francisco, CA 94080

Telephone: (650) 239-2030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kirt W Shuldberg, Esq.

Keith J. Scherer, Esq.

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

3570 Carmel Mountain Rd., Suite 200

San Diego, California 92130

(858) 436-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the Registration Statements on Form S-8 listed below (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) by Senti Biosciences, Inc. (“Senti”) and are being filed to deregister all securities that were registered for issuance on the Registration Statements and remain unissued or unsold thereunder.

•

Registration Statement No.  333-285655, as filed with the Commission on March 7, 2025, pertaining to the registration of securities issuable under the Senti Biosciences, Inc. Amended and Restated 2022 Equity Incentive Plan (the “2022 Incentive Plan”), Senti Biosciences, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”) and Senti Biosciences, Inc. 2022 Amended and Restated Inducement Plan (the “Inducement Plan”);

•

Registration Statements No.  333-276459 and No.  333-269816, as filed with the Commission on January 10, 2024 and February 15, 2023, respectively, each pertaining to the registration of securities issuable under the 2022 Incentive Plan and the ESPP; and

•

Registration Statement No.  333-266958, as filed with the Commission on August 18, 2022, pertaining to the registration of securities issuable under the 2022 Incentive Plan, the ESPP, the Inducement Plan and the Senti Biosciences, Inc. Amended and Restated 2016 Stock Incentive Plan (the “2016 Incentive Plan”, and collectively with the 2022 Incentive Plan, the ESPP and the Inducement Plan, the “Plans”).

On April 24, 2026, Senti completed a holding company reorganization (the “Reorganization”), whereby Senti became a direct wholly owned subsidiary of Senti Holdings, Inc., a Delaware corporation (“Senti Holdings”), which is a direct wholly owned subsidiary of Senti Biosciences Holdings, Inc., a Delaware corporation (“Senti Biosciences Holdings”). The Reorganization was completed pursuant to an Agreement and Plan of Merger, dated April 24, 2026 (the “Merger Agreement”), among Senti, Senti Biosciences Holdings and Senti Biosciences Merger Sub, Inc., a Delaware corporation (“Merger Sub”). In accordance with the Merger Agreement, the Reorganization was implemented pursuant to Section 251(g) of the Delaware General Corporation Law by the merger of Merger Sub with Senti, with Senti surviving the merger as a direct, wholly owned subsidiary of Senti Holdings, which is a direct, wholly owned subsidiary of Senti Biosciences Holdings (the “Merger”). At the effective time of the Merger, each outstanding share of the Senti’s common stock, par value $0.0001 per share (“Senti Common Stock”) was automatically converted in the Merger into one share of Senti Biosciences Holdings common stock, par value $0.0001 per share, evidencing the same proportional interests in Senti Biosciences Holdings and having the same designation, rights, powers, and preferences, and qualifications, limitations, and restrictions as a share of Senti Common Stock immediately prior to the Merger. Senti Biosciences Holdings is deemed to be the successor issuer of Senti under Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended.

As a result of the Reorganization and in accordance with an undertaking made by Senti in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Senti hereby removes from registration all of the securities registered under the Registration Statements which are issuable pursuant to the Plans and remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, CA on the 24th day of April, 2026.

SENTI BIOSCIENCES HOLDINGS, INC.

By:	/s/ Timothy Lu
Name:	Timothy Lu, M.D., Ph.D.
Title:	Chief Executive Officer (Principal Executive Officer)

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.